Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President — Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
TUESDAY, JUNE 19, 2007
CLARCOR REPORTS RECORD SECOND QUARTER 2007 RESULTS
NET EARNINGS UP 25% AND DILUTED EPS UP 28%
Unaudited Fiscal Second Quarter and Six Months 2007 Highlights
(Amounts in thousands, except per share data and percentages)

	Quarter Ended		%	Six Months Ended		%
	6/2/07	6/3/06	Change	6/2/07	6/3/06	Change

Net Sales	$235,125	$227,076	3.5	$444,655	$440,259	1.0
Operating Profit	$31,500	$26,221	20.1	$55,081	$52,094	5.7
Net Earnings	$20,929	$16,805	24.5	$37,302	$33,006	13.0
Diluted Earnings Per Share	$0.41	$0.32	28.1	$0.73	$0.63	15.9
Second Quarter and Six Months 2007 Operating Review
FRANKLIN, TN, June 19, 2007 — CLARCOR Inc. (NYSE: CLC) reported today that second quarter 2007 net earnings increased by 25% and diluted earnings per share increased by 28% compared to the same quarter in 2006. Sales for the second quarter of 2007 increased by 4% and operating profit increased by 20% compared to the same period in 2006. Overall, operating margins improved to 13.4% for the 2007 second quarter compared to 11.5% in last year’s second quarter.
In the second quarter of 2006, CLARCOR recorded a $3 million bad debt expense charge to operating profit, or $0.04 per diluted share, which did not recur in this year’s second quarter. If that charge had not been recorded in 2006, the improvement in second quarter operating profit and net earnings from 2006 to 2007 would have been 8% and 12%, respectively. Even excluding the $3 million charge, operating margins improved this quarter by over 50 basis points compared to last year’s second quarter.
Norm Johnson, CLARCOR’s Chairman and Chief Executive Officer, said, “We had a very good second quarter and believe that the rest of this year will show further improvement in both sales and operating profit compared to last year’s results. Particularly strong results were shown by our international Engine/Mobile segment operations. Sales grew 30% during the 2007 second quarter including the Sinfa acquisition made earlier this year and 19% excluding the acquisition. Likewise, in our Industrial/Environmental segment businesses, European sales grew by 26% from last year.

Even though we benefited from the weakness during the quarter of the U.S. dollar, on a local currency basis our European sales grew by 13% and our Asian sales by over 25%.
“Engine/Mobile Filtration sales rose by 7% from last year’s second quarter and 5% excluding the Sinfa acquisition. Operating profit improved by 9%. Heavy-duty engine filter sales grew at a faster rate in the second quarter compared to earlier in 2007 as over-the-road truck traffic was stronger in the second quarter of this year than it was in the first quarter. Filter sales for railroad locomotive applications fell slightly compared to last year. Operating margins in the current quarter improved to 22.5% compared to 22.1% last year. We expect sales growth in our Engine/Mobile Filtration segment to be stronger in the second half of 2007. This is based on current order patterns and an expectation that domestic freight tonnage movement will gradually increase, both by truck and by rail, as the year progresses.
“Sales in our Industrial/Environmental Filtration segment rose 2% in the second quarter of 2007 compared to the same period in 2006. However, this small increase obscures significant differences this quarter by end markets. Sales to industrial filter end markets grew by 27% while sales to environmental end markets declined by 10%. Sales to industrial end markets were strong in most of our product lines, including oil and gas, aerospace, aviation fuel and general industrial liquid filters. Operating margins in our industrial end market grew to nearly 15% during the quarter.
“There were several reasons for the decline in sales to environmental end markets from last year’s second quarter. First, we terminated a $10 million contract with a customer in the second quarter 2006, but still had some second quarter 2006 sales from this customer that we did not have this year. Second, we are in the first year of a three-year program to restructure our HVAC filter operations. One of the steps in this program is to remove lower margin customers, and that happened this quarter. Also, HVAC filter sales to automotive manufacturers and lower-tier automotive parts suppliers continue to slowly decline. Offsetting this, however, is continual progress at selling our Total Filtration program to non-automotive customers. Recent successes include new regional and national programs with a number of non-automotive Fortune 500 companies. Sales for 2007 to environmental customers will be lower than in 2006, but we do expect an improvement in operating margins as our HVAC restructuring program accelerates.
“The goal of our HVAC restructuring program is to improve operating profit. By the end of 2009 we expect an improvement in our operating profit run rate of $14 million annually compared to 2006 operating profit for this market. There are many initiatives in this program, but the improvement in operating margins is anticipated to come primarily from regionalizing our manufacturing facilities to substantially reduce our freight costs and to better service our customers, and a significant investment in automated manufacturing equipment to increase manufacturing productivity. Over the three-year period we plan to spend approximately $23 million in new equipment under this program. This is in addition to our normal levels of capital spending for the HVAC market. We expect a small improvement in margins later this year and a much greater improvement in 2008 and 2009.
“Our Packaging segment had a slow second quarter. Sales declined by 6% this quarter compared to last year, and operating profit decreased by approximately $600 thousand. Operating margins decreased to 8% this quarter from 10% in the second quarter last year, but we expect higher operating margins for the rest of 2007. The sales decline was caused by slower growth in our customers’ sales of their products resulting in reduced shipments to them. This was particularly true in the confectionary markets where some of our customers saw a slower sales buildup in their new product introductions than they had anticipated. We do not expect to recover the entire sales shortfall from the first half of 2007 during the rest of this year, but we do expect improved margins based on current cost reduction initiatives and greater plant efficiencies.

“There was little change in other income compared to last year’s second quarter. Our tax rate was approximately 33.2% for the quarter, which was somewhat higher than it was in the first quarter of 2007. We expect the rate to be approximately 34.0% to 35.0% for the next two quarters.
“Currency fluctuations had a larger impact on sales and operating profit this quarter than we normally experience. Currency fluctuations increased dollar-denominated sales by $4 million and dollar-denominated operating profit by $500 thousand.
“Capital expenditures were $18 million for the six-month period just ended compared to $7 million in the six-month period a year earlier. We expect capital spending will increase during the second half of the year, partly due to our HVAC restructuring program, and is expected to total $40 million to $45 million for 2007 compared to $18 million in 2006. As always, we are continuing to invest in new technologies, new media and new product development. Later this year, we will begin manufacturing nanofiber embedded media which we will initially use for dust collector cartridges. We have also begun intensive research in using nanofiber media in filtration applications that have never before used this type of media as well as experimentation on new approaches in applying nanofibers to different types of filtration media.
“Cash flow continues to be strong. Cash from operations increased to $81 million in the 2007 six-month period from $19 million last year. We repurchased nearly $50 million of our common stock this quarter and nearly $80 million during the last twelve months. We expect to continue to repurchase our common stock depending on the current stock price and interest rates. The average stock repurchase price during the second quarter was $31.83 per share.
“Based on our first half results and current backlog, we expect our 2007 sales to grow by approximately 6% from 2006. We also expect diluted earnings per share for 2007 to be from $1.72 to $1.80, and the midpoint of this range would be an 11% increase over 2006. We expect that CLARCOR will have a record 2007 and post its 15th consecutive year of increased sales and earnings.”
CLARCOR will be holding a conference call to discuss its second quarter and six-month results at 10:00 a.m. CST on June 20, 2007. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 5975049. The replay will be available through June 27, 2007 by telephone and for 30 days on the Internet.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
Forward-Looking Statements This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements relating to the Company’s business and growth strategies; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors’’ section of the Company’s 2006 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.
TABLES FOLLOW
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CLARCOR 2007 UNAUDITED SECOND QUARTER RESULTS cont’d
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

	Second Quarter		Six Months
For periods ended June 2, 2007 and June 3, 2006	2007	2006	2007	2006

Net sales	$235,125	$227,076	$444,655	$440,259
Cost of sales	164,356	159,959	312,906	309,368

Gross profit	70,769	67,117	131,749	130,891
Selling and administrative expenses	39,269	40,896	76,668	78,797

Operating profit	31,500	26,221	55,081	52,094
Other income (expense)	(33)	65	228	24

Earnings before income taxes and minority interests	31,467	26,286	55,309	52,118
Income taxes	10,461	9,332	17,879	18,852

Earnings before minority interests	21,006	16,954	37,430	33,266
Minority interests in earnings of subsidiaries	(77)	(149)	(128)	(260)

Net earnings	$20,929	$16,805	$37,302	$33,006

Net earnings per common share:
Basic	$0.41	$0.32	$0.73	$0.64

Diluted	$0.41	$0.32	$0.73	$0.63

Average shares outstanding:
Basic	50,459,481	52,006,685	50,801,230	51,902,894
Diluted	50,950,931	52,817,895	51,355,724	52,629,923
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 2,	December 2,
	2007	2006

Assets
Current assets:
Cash and cash investments	$24,076	$29,051
Short-term investments	—	32,195
Accounts receivable, net	162,211	158,157
Inventories	141,937	129,673
Other	30,638	31,264

Total current assets	358,862	380,340
Plant assets, net	164,695	146,529
Acquired intangibles, net	171,019	169,033
Pension assets	20,429	19,851
Other assets	12,069	11,763

	$727,074	$727,516

Liabilities
Current liabilities:
Current portion of long-term debt	$58	$58
Accounts payable and accrued liabilities	113,725	107,129
Income taxes	11,753	11,241

Total current liabilities	125,536	118,428
Long-term debt	17,112	15,946
Long-term pension liabilities	19,256	17,476
Other liabilities	39,867	38,157

	201,771	190,007
Shareholders’ Equity	525,303	537,509

	$727,074	$727,516

SUMMARY CASH FLOWS
(Dollars in thousands)

	Six Months
	2007	2006

From Operating Activities
Net earnings	$37,302	$33,006
Depreciation	10,965	10,846
Amortization	1,380	1,079
Stock compensation expense	2,053	1,422
Excess tax benefits from stock compensation	(2,047)	(2,992)
Changes in short-term investments	32,195	(17,450)
Changes in assets and liabilities, excluding short-term investments	(1,215)	(7,543)
Other, net	743	159

Total provided by operating activities	81,376	18,527

From Investing Activities
Plant asset additions	(18,557)	(7,358)

Business acquisitions	(12,254)	(5,241)
Other, net	163	471

Total used in investing activities	(30,648)	(12,128)

From Financing Activities
Payments on long-term debt	(4,779)	(372)
Cash dividends paid	(7,389)	(7,016)
Excess tax benefits from stock compensation	2,047	2,992
Purchase of treasury stock	(49,334)	—
Other, net	3,282	4,483

Total (used) provided by financing activities	(56,173)	87

Effect of exchange rate changes on cash	470	948

Change in Cash and Cash Investments	(4,975)	$7 ,434

CLARCOR 2007 UNAUDITED SECOND QUARTER RESULTS cont’d.
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2007
	Quarter	Quarter
	Ended	Ended	Six
	March 3	June 2	Months

Net sales by segment:
Engine/Mobile Filtration	$96,696	$108,504	$205,200
Industrial/Environmental Filtration	96,239	106,185	202,424
Packaging	16,595	20,436	37,031

	$209,530	$235,125	$444,655

Operating profit by segment:
Engine/Mobile Filtration	$20,277	$24,445	$44,722
Industrial/Environmental Filtration	2,874	5,498	8 ,372
Packaging	430	1,557	1 ,987

	$23,581	$31,500	$55,081

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.5%	21.8%
Industrial/Environmental Filtration	3.0%	5.2%	4.1%
Packaging	2.6%	7.6%	5.4%

	11.3%	13.4%	12.4%

	2006
	Quarter	Quarter
	Ended	Ended	Six
	March 4	June 3	Months

Net sales by segment:
Engine/Mobile Filtration	$91,032	$101,429	$192,461
Industrial/Environmental Filtration	102,656	103,866	206,522
Packaging	19,495	21,781	41,276

	$213,183	$227,076	$440,259

Operating profit by segment:
Engine/Mobile Filtration	$19,073	$22,446	$41,519
Industrial/Environmental Filtration	5,485	1,594	7 ,079
Packaging	1,315	2,181	3 ,496

	$25,873	$26,221	$52,094

Operating margin by segment:
Engine/Mobile Filtration	21.0%	22.1%	21.6%
Industrial/Environmental Filtration	5.3%	1.5%	3.4%
Packaging	6.7%	10.0%	8.5%

	12.1%	11.5%	11.8%

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